Exhibit 2.1
                                                            EXECUTION COPY


                             TRANSACTION AGREEMENT

                                     AMONG

                            HEILIG-MEYERS COMPANY,

                        HEILIG-MEYERS ASSOCIATES, INC.

                                      AND

                          MD ACQUISITION CORPORATION



                     Dated as of May 28, 1999, as amended
              by Amendment No. 1 hereto dated as of July 14, 1999
            and by Amendment No. 2 hereto dated as of July 29, 1999

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                               TABLE OF CONTENTS
                                                                          Page

1.  THE MERGER AND RECAPITALIZATION
            1.1   The Merger and Recapitalization............................2
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            1.2   Adjustment to the Purchase Price...........................4
                  --------------------------------
            1.3   Related Agreements.  ......................................6
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2.  REPRESENTATIONS AND WARRANTIES
            2.1   Representations and Warranties of Seller...................6
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            2.2   Representations and Warranties of Buyer...................24
                  ---------------------------------------

3.    CONDUCT AND TRANSACTIONS BEFORE CLOSING
            3.1   Access to Records and Properties..........................28
                  --------------------------------
            3.2   Operation of Business of the Companies....................28
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            3.3   Forebearances by Seller...................................29
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            3.4   Senior Sub Note Offering..................................30
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            3.5   Efforts to Consummate.....................................31
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4.  CONDITIONS TO CLOSING
            4.1   Conditions to Obligations of Buyer........................32
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            4.2   Conditions to Obligations of Seller.......................35
                  -----------------------------------

5.  CLOSING
            5.1   The Closing...............................................37
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            5.2   Deliveries by Seller......................................37
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            5.3   Deliveries by Buyer.......................................38
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            5.4   Deliveries by Seller and Buyer............................39
                  ------------------------------

6.  SURVIVAL OF REPRESENTATIONS
      AND WARRANTIES AND INDEMNIFICATION
            6.1   Survival of Representations and Warranties................39
                  ------------------------------------------
            6.2   Indemnification...........................................40
                  ---------------

7.  TERMINATION
            7.1   Termination...............................................46
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            7.2   Effect of Termination.....................................46
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8.  EMPLOYEES AND EMPLOYEE MATTERS
            8.1   General...................................................46
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            8.2   Seller's Section 401(k) Plan..............................48
                  ----------------------------
            8.3   COBRA.....................................................50
                  -----
            8.4   Administration............................................50
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9.  MISCELLANEOUS COVENANTS AND OTHER PROVISIONS
            9.1   Access to Records.........................................50
                  -----------------
            9.2   Hart-Scott-Rodino Filings.................................50
                  -------------------------
            9.3   Expenses..................................................51
                  --------
            9.4   Public Announcements......................................51
                  --------------------
            9.5   Further Assurances........................................51
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            9.6   Descriptive Headings, Schedules and Exhibits..............51
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            9.7   Counterparts..............................................52
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            9.8   Notices...................................................52
                  -------
            9.9   Successors and Assigns....................................53
                  ----------------------
            9.10  Law Applicable............................................53
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            9.11  Entire Agreement..........................................54
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SCHEDULES

      Schedule 1.2 - Working Capital Adjustment
      Schedule 1.2(a)- Working Capital Calculation Example
      Schedule 2.1(b)- Non-Contravention
      Schedule 2.1(d)- Litigation
      Schedule 2.1(e)- Material Contracts
      Schedule 2.1(g)- Employee Benefit Plans
      Schedule 2.1(h)- Labor and Employment Matters
      Schedule 2.1(i)- Environmental and Safety Matters
      Schedule 2.1(k)- Intellectual Property
      Schedule 2.1(o)- Tax Matters
      Schedule 2.1(r)- Subsidiaries
      Schedule 2.1(s)- Undisclosed Liabilities
      Schedule 2.2(f)- Commitment Letters
      Schedule 4.1(l)- Employment Agreements
      Schedule 6.2(a)(iv) - Lease Consents and Indemnifications
      Schedule 6.2(a)(v) - Litigation Matters
      Schedule 8.1 - Assignment and Assumption Agreement

EXHIBITS

      Exhibit  -  Plan of Merger
      Exhibit  -  Junior Subordinated Notes
      Exhibit  -  Tax Agreement
      Exhibit  -  Mattress Supply Agreement
      Exhibit  -  Advertising Agreement
      Exhibit  -  Indemnity Agreement
      Exhibit  -  Opinion of McGuire, Woods, Battle & Boothe LLP
      Exhibit  -  Opinion of Kirkland & Ellis
      Exhibit  -  Terms of Stockholders Agreement

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                             TRANSACTION AGREEMENT

      THIS AGREEMENT ("Agreement") made as of the 28 day of May, 1999, as amended by Amendment No. 1 dated as of July 14, 1999, by and among Heilig-Meyers Company, a Virginia corporation ("Seller"), Heilig-Meyers Associates, Inc., a Virginia corporation ("Oldco"), and MD Acquisition Corporation, a Virginia corporation ("Buyer"), provides:

                                   RECITALS

      A. Seller owns all of the issued and outstanding shares of common stock of Oldco ("Oldco Shares").
      B. Seller owns all of the issued and outstanding shares (the "Shares") of common stock of Mattress Discounters Corporation, a Delaware corporation ("Mattress Discounters"), T.J.B., Inc., a Maryland corporation ("TJB") and The Bedding Experts, Inc., an Illinois corporation ("Bedding Experts") (Mattress Discounters, TJB and Bedding Experts, collectively, with the subsidiary set forth on Schedule 2.1(r) the "Companies"). The business and operations of the Companies as currently conducted is referred to herein as the "Business."
      C. Seller has agreed to contribute all of the Shares to the capital of Oldco prior to the Effective Time (as defined in the Plan of Merger attached hereto as Exhibit A).
      D. Seller, Buyer and Oldco have agreed to consummate a merger (the "Merger") pursuant to which Buyer would merge with and into Oldco and Seller would receive cash and a promissory note in exchange for a portion of the Oldco Shares currently owned by Seller and the remainder of the Oldco Shares currently owned by Seller will become shares of common stock of the Surviving Corporation.

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      E. It is intended that the Merger be recorded as a recapitalization for financial reporting purposes.

                      1. THE MERGER AND RECAPITALIZATION
      1.1 The Merger and Recapitalization. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 5.1), the following transactions shall occur:
            (1) Seller shall contribute all of the Shares to Oldco (the "Contribution").
            (2) Subject to the terms and conditions set forth herein, on the Closing Date (as defined in Section 5.1), immediately after the Contribution and the Borrowings (described below), Buyer shall merge with and into Oldco pursuant to the Plan of Merger attached hereto as Exhibit A (the "Merger") in accordance with the Virginia Stock Corporation Act and Oldco shall be the surviving corporation (the "Surviving Corporation"). Pursuant to the Merger, and without any action on the part of the holders thereof;
                  (1) each share of Class A Common Stock, $.01 par value per share, of Buyer, issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, be converted into one fully paid and nonassessable share of Class A Common Stock, $.01 par value per share, of the Surviving Corporation (the "Class A Stock"), and each share of Class L Common Stock, $.01 par value per share, of Buyer, issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, be converted into one fully paid and nonassessable share of Class L Common Stock, $.01 par value per share, of the Surviving Corporation (the "Class L Stock" and together with the Class A Stock, the "Surviving Corporation Common Stock"); and

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                  (2) the aggregate of the Oldco Shares (representing all of the issued and outstanding capital stock of Oldco immediately prior to the Effective Time) shall, at the Effective Time, be converted into the right to receive (A) that number of fully paid and nonassessable shares of Surviving Corporation Common Stock such that, immediately following the Effective Time, Seller will own 7% of each class of the issued and outstanding Surviving Corporation Common Stock; (B) $204,212,700 cash, subject to a working capital adjustment as provided in Section 1.2; and
      (C) junior subordinated notes in the principal amount of $7.5 million (the "Junior Subordinated Notes"), in the form attached hereto as Exhibit B; and (D) junior subordinated notes in the principal amount of $10 million (the "10% Junior Subordinated Notes"), in the form attached as Exhibit B, except that the interest rate in Section 2 thereof shall be ten percent (10%) per annum, ((A), (B), (C) and (D) are collectively referred to in this Agreement as, the "Merger Consideration").
            (3) Subject to the terms and conditions set forth herein, at the Closing, Oldco and the Companies will collectively borrow (the "Borrowings"), and certain providers of financing (the "Lenders") as described in the Commitment Letters (as defined in Section 2.2(f)) will lend to Oldco and the Companies with respect to such Borrowings, such amount so that sufficient cash is available at the Effective Time (net of any fees, expenses or other costs required to be paid by Oldco in connection with the Transactions (as defined below)) for $138.5 million of the cash component of the Merger Consideration.
            The Contribution, Merger, and Borrowings are hereinafter referred to collectively as the "Transactions."

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            (4) The parties agree that immediately following the Merger Oldco will contribute all of the issued and outstanding capital stock of TJB and Bedding Experts to the capital of Mattress Discounters.
            (5) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or appropriate to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under, any of the rights, properties or assets of Oldco or Buyer acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or (ii) otherwise carry out the purposes of this Agreement, Oldco and its officers and directors and Buyer shall take all reasonable steps necessary to execute and deliver all such deeds, bills of sale, assignments and assurances and to take and do all such other reasonable actions and things as may be necessary or appropriate to vest, perfect or confirm any and all rights, title, properties or assets in the Surviving Corporation or to otherwise carry out the purposes of this Agreement.
      1.2   Adjustment to the Purchase Price.
            (1) As promptly as practical, but in no event more than 75 days after the Closing, the Surviving Corporation shall prepare and deliver to Seller a calculation of Working Capital of the Companies ("Preliminary Working Capital Statement") as of the Closing. Working Capital shall mean current assets less current liabilities, subject to the adjustments set forth on Schedule 1.2. The Preliminary Working Capital Statement will be prepared on a basis consistent with the manner in which the Financial Statements were prepared. Schedule 1.2(a) sets forth an

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example (based on financial information dated as of February 28, 1999) of how the preliminary working capital statement shall be prepared.
            (2) Within thirty days after receipt of the Preliminary Working Capital Statement, Seller shall give written notice of any objections to the Preliminary Working Capital Statement (which must describe in reasonable detail the basis of such objection) (the "Objection Letter"). Seller and its accountants or auditors shall be given access to the Surviving Corporation's working papers and such other information, including without limitation, a review of and participation in, any inventory count, which were used in preparation of the Preliminary Working Capital Statement as reasonably necessary. If no such notice is given with respect to any item, then such items shall be deemed agreed upon and deemed final and conclusive for purposes of determining the "Final Working Capital Statement."
            (1) As soon as practicable but not later than fifteen days after the receipt of the Objection Letter, the parties shall attempt to resolve any disputed items. If the parties are able to resolve all such disputed items, the Preliminary Working Capital Statement so agreed upon shall become the "Final Working Capital Statement." If such objections cannot be resolved between the Surviving Corporation and Seller within the 15 days after delivery of the Objection Letter by Seller, the question or questions in dispute shall then be submitted, as soon as practicable, to a mutually acceptable firm of independent public accountants of recognized standing that is not rendering (and has not rendered in the past two years) audit services to either Buyer or Seller, the decision of which as to such question or questions in dispute shall be final and binding upon Seller and the Surviving Corporation.

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            (4) If the Final Working Capital Statement, after the resolution of all disputes, indicates that the amount of Working Capital of the Companies was greater than $873,915, the Surviving Corporation shall promptly pay to Seller, in immediately available funds, with interest at 7% per annum, the amount of such excess. If the Final Working Capital Statement, after the resolution of all disputes, indicates that the amount of Working Capital of the Companies was less than $873,915, Seller shall promptly pay to the Surviving Corporation, in immediately available funds, with interest at 7% per annum, the amount of such deficiency.
            (5) Each party shall bear its own expenses in connection with preparation and analysis of the Preliminary and Final Working Capital Statement. The fees of any independent accounting firm appointed pursuant to Section 1.2(d) shall be borne equally by Seller and the Surviving Corporation; provided, however, that all costs shall be borne by a party if more than 50% of a dispute is resolved against them.
            (6) At or before submission to Seller of the Preliminary Working Capital Statement, Buyer shall submit to Seller a schedule setting forth any indebtedness, including capital lease obligations, of the Companies not included on the Preliminary Working Capital Statement (the "Closing Debt"). Subject to the same dispute resolution mechanisms set forth in Sections 1.2(b) through (d) above, Seller shall promptly remit to Buyer funds in an amount equal to the Closing Debt less the amount deducted from cash on hand at the Closing pursuant to Section 3.7.
      1.3 Related Agreements. In connection with the sale and purchase of the Shares contemplated by this Agreement, (i) Seller and Buyer will enter into an agreement in substantially the form attached hereto as Exhibit C pursuant to which Seller and Buyer will agree how certain tax matters which may arise will be handled, (ii) Seller, Buyer and the Companies will enter into a

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purchase agreement in substantially the form attached hereto as Exhibit D with respect to the purchase of mattresses by Seller from the Companies and (iii) Seller, Buyer and the Companies shall have entered into the advertising agreement in substantially the form attached hereto as Exhibit E. The foregoing agreements are hereinafter collectively referred to as the "Related Agreements".
                      2. REPRESENTATIONS AND WARRANTIES
      2.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer that the following statements are true and correct as of the date hereof (it being agreed that for purposes hereof, the term "knowledge" means the actual knowledge after reasonable investigation of the elected officers of Seller who are elected officers of the Companies and the elected officers of the Companies).
            (1) Organization; Qualification. Seller, Oldco and each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to do business and in good standing in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary, except where the failure to qualify would not (i) have a material adverse effect on Seller or (ii) have a Material Adverse Effect (as defined below). "Material Adverse Effect" means a material adverse affect on the business, assets, results of operations or financial condition of the Companies taken together as a whole.
            (2) Authority Relative to this Agreement.
                  (1) Seller and Oldco each has the corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the

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      transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and Oldco and is, and each of the Related Agreements when executed and delivered by Seller and Oldco will be, a valid and binding agreement of each of Seller and Oldco, enforceable against each of Seller and Oldco in accordance with its terms. Each of Seller and Oldco has taken all corporate action necessary to approve this Agreement, the Related Agreements and the transactions contemplated hereby and thereby.
                  (2) The execution, delivery and performance of this Agreement and the Related Agreements by Seller and Oldco and the consummation of the transactions contemplated hereby and thereby will not:
                  (1) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or bylaws (or other comparable corporate charter documents) of Seller, Oldco or any of the Companies;
                  (2) conflict with or result in a violation or breach of any term or provision of any law, statute, ordinance, code or regulation ("Law") or any rule, order, judgment, decree, standard, requirement or procedure ("Order") enacted, adopted, promulgated, applied or followed by any federal, state, municipal, local or other government (domestic or foreign), governmental agency, commission, court, authority, tribunal, arbitrator, agency, commission, official, body or other instrumentality ("Governmental Authority") applicable to Seller, Oldco or the Companies or any of their

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                  respective assets and properties, except where such violation or breach would not have a Material Adverse Effect or a material adverse effect on the ability of Seller, Oldco or the Companies to consummate the transactions contemplated hereby; or
                  (3) except as disclosed in Schedule 2.1(b), (A) conflict with or result in a violation or breach of, (B) constitute (with or without notice or lapse of time or both) a default under, (c) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (D) result in or give any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (E) result in the creation or imposition of any mortgage, pledge, security interest, lien, charge or other encumbrance ("Lien") upon any of the Companies, Oldco or any of their respective assets and properties under, any Material Contract (as hereinafter defined) or license, permit, certificate of authority, authorization, approval, registration, franchise or similar consent granted or issued by any Governmental Authority to which Seller, Oldco or any Company is a party or by which any of their respective assets and properties is bound, except where such conflict, violation, breach, or default, termination, cancellation, acceleration, modification or Lien would not have a Material Adverse Effect or a material adverse effect on the ability of Seller, Oldco or the Companies to consummate the transactions contemplated hereby.

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            (3) Capitalization of the Company; Validity of Shares. The
authorized capital of Mattress Discounters consists solely of 3,000 shares of common stock, $.01 par value, of which, as of the date hereof, 100 shares are validly issued and outstanding, fully paid and nonassessable. The authorized capital of TJB consists solely of 5,000 shares of common stock, no par value, of which, as of the date hereof, 100 shares are validly issued and outstanding, fully paid and nonassessable. The authorized capital of Bedding Experts consists solely of 1,000 shares of common stock, no par value, of which, as of the date hereof, 100 shares are validly issued and outstanding, fully paid and nonassessable. The authorized capital of the subsidiary described on Schedule 2.1(r) consists solely of the shares set forth thereon and all the outstanding shares of such subsidiaries set forth thereon are validly issued and outstanding, fully paid and nonassessable and are owned beneficially and of record by Mattress Discounters. The authorized capital of Oldco consists solely of 5,000 shares of common stock, $1.00 par value, of which, as of the date hereof, 100 shares are validly issued and outstanding, fully paid and nonassessable. Seller owns the Shares and the Oldco Shares beneficially and of record. The Shares constitute all of the outstanding shares of capital stock of the Companies. The Oldco Shares constitute all of the outstanding shares of capital Stock of Oldco. Seller has good title to the Oldco Shares and the Shares, free and clear of encumbrances and upon the transfer of the Shares to Oldco pursuant to this Agreement Oldco will have good title to the Shares, free and clear of encumbrances. None of the Companies or Oldco have any commitment to issue or sell any shares of their capital stock or any securities or obligations convertible into or exchangeable for, or giving any person or entity any right to acquire from them, any shares of their capital stock and no such securities or obligations are issued or outstanding. The Shares and the Oldco Shares have been offered, issued

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and sold in compliance with all applicable laws. Seller has full voting power over the Shares and the Oldco Shares, subject to no proxy, shareholders' agreement, voting trust or other agreement relating to the voting of any of the Shares. Other than this Agreement, there is no agreement between Seller and any Person with respect to the disposition of the Shares or the Oldco Shares or otherwise relating to the Shares or the Oldco Shares.
            (4) Litigation. Except as listed on Schedule 2.1(d), none of Seller, Oldco or any of the Companies is involved in, or the subject of, any pending or, to Seller's knowledge, threatened suit, action, claim, investigation, or proceeding in or by any Governmental Authority, or any legal, administrative, arbitration, condemnation or eminent domain proceeding, which if determined adversely to Seller, Oldco or any of the Companies, (i) could reasonably be expected to have a Material Adverse Effect, or (ii) could reasonably be expected to have a material adverse effect on the ability of Seller or Oldco to consummate the transactions contemplated by this Agreement. Except as listed on
Schedule 2.1(d), there is no outstanding order, writ, injunction or decree of or settlement enforceable by any Governmental Authority against or affecting any of the Companies or Oldco which would have a Material Adverse Effect.
            (5) Material Contracts. Schedule 2.1(e) contains a true and accurate list of each of contract, agreement or commitment of the Companies:
                  (1) upon which any substantial part of the Business is dependent or which, if breached, could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of Seller, Oldco or the Companies to consummate the transactions contemplated hereby;

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                  (2) which provides for aggregate future payments by or to any of the Companies of more than $100,000 in any calendar year;
                  (3) relating to any indebtedness of the Companies;
                  (4) containing any provision or covenant prohibiting or limiting the ability of the Companies to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Companies;
                  (5) relating to any arrangement with a distributor, dealer, sales agent or manufacturer representative which is not terminable without penalty on 60 days' or less notice by the Companies;
                  (6) which is an agreement relating to employment or severance that is not terminable at will by the applicable Company; or
                  (7) under which any Company is a lessor or lessee of (i) real property or (ii) personal property, and which requires annual payments in excess of $100,000 in any year from or to any Company in the case of (ii).
      Each of the foregoing is referred to in this Agreement as a "Material Contract." All of the Material Contracts are in full force and effect; no Material Contracts have been breached by the Companies, in any material respect, or to Seller's knowledge, by any other party thereto; and, to Seller's knowledge, no event has occurred with respect to any Material Contract which, with the giving of notice or the passage of time or both, would constitute a breach thereof by any party thereto, excluding any breaches which would not have a Material Adverse Effect. To Seller's knowledge, no other party has asserted a default by any of the Companies or Seller under any Material Contracts. Complete copies of all Material Contracts have been delivered or made

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available to Buyer. Except as set forth on Schedule 2.1(e), no consent or approval is required under the terms of any of the Material Contracts in connection with the consummation of the transactions contemplated by the Agreement. Other than this Agreement, neither Oldco nor the subsidiary listed on
Schedule 2.1(r) is a party to any other agreement.
            (6) Licenses and Permits and Compliance with Laws. The Companies have, and are in compliance with, all governmental licenses, permits and other authorizations, and have made all filings, necessary to conduct the Business, except where the failure to have, or be in compliance with, such license, permits and other authorizing actions or to make such filings could not reasonably be expected to have a Material Adverse Effect. The Companies are operating, and since the date of their acquisition by Seller have been operated, in compliance in all material respects with all Laws and Orders, applicable to the Business, except where failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.
            (7)   Employee Benefit Matters.
                  (1) Schedule 2.1(g) lists all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") including, without limitation, all retirement, savings and other pension plans, all health, severance, insurance, disability and other employee welfare plans and all incentive, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee benefit plans, programs or arrangements, and all employment or compensation agreements, in each case for the benefit of, or relating to, employees of the Companies ("Employees"), whether or not written, whether or not subject to ERISA, and whether

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      covering one person or more than one person (collectively, the "Employee
      Plans"). Schedule 2.1(g) also includes all contracts, agreements or commitments of the Companies which relate to the employment, retirement or termination of the services of any officer, former officer or key employee of the Companies. For purposes of this Section 2.1(g) only, the term "Employee Plans" also includes the contracts, agreements and commitments described in the preceding sentence.
                  (2) None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA. No Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Internal Revenue Code of 1986, as amended (the "Code"). None of the Companies has any liability under Title IV of ERISA nor, to Seller's knowledge, do circumstances exist which could reasonably be expected to result in such a liability of the Companies.
                  (3) Seller and the Companies have made available to Buyer complete and correct copies of each Employee Plan and any amendments thereto and any related trust agreement, funding agreement and insurance contract relating thereto, copies of all Employee Plans and, where applicable, summary plan descriptions and annual reports required to be filed within the last three years pursuant to ERISA or the Code, if applicable, with respect to the Employee Plans.
                  (4 Except as set forth on Schedule 2.1(g), the Companies have not made any commitment to establish any new Employee Plan or to modify any Employee Plan, nor has any intention to do so been communicated to any employee.

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                  (5) All Employee Plans are in compliance in all material
      respects with their terms and with the requirements prescribed by applicable statutes, orders or governmental rules or regulations currently in effect with respect thereto, and the Companies have performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any provision of the Employee Plans. With respect to each Employee Plan, all required payments, premiums, contributions, distributions and reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued.
                  (6) Except as set forth in Schedule 2.1(g), each Employee
      Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to be exempt from tax under the provisions of Section 501(a) of the Code and nothing has occurred since the date of the most recent determination that would be reasonably likely to cause any such Employee Plan or trust to fail to qualify under Section 401(a) or 501(a) of the Code.
                  (7) No prohibited transaction, as defined in Section 4975 of the Code, that is not exempt has occurred with respect to any Employee Plan.
                  (8)Except as set forth on Schedule 2.1(g), there are no actions, suits or claims pending, or, to Seller's knowledge, threatened or anticipated (other than routine claims for benefits) with respect to any Employee Plan.

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                  (9)  Oldco has no employees.
            (8) Labor and Employment Matters. Except as set forth in Schedule 2.1(h) hereto, (i) none of the Companies, Oldco or Seller (as with respect to employees of the Companies) is a party to or bound by any collective bargaining agreement or relationship with any labor organization; (ii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iii) to Seller's knowledge, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists; (iv) no labor strike, work stoppage, slowdown, or other material labor dispute, is underway, or, to Seller's knowledge, threatened; (v) to Seller's knowledge, as of the date hereof, no executive, key employee or group of employees has any present intention to terminate their employment with the Companies; and (vi) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to Seller's knowledge, threatened in any forum, relating to an alleged violation or breach by Seller or the Companies (or any of their respective officers or directors) of any law, regulation or contract which could reasonably be expected to have a Material Adverse Effect. With respect to the Business, Seller has not implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the "WARN Act"), or any similar foreign, state, or local law, regulation or ordinance.
            (9)   Environmental and Safety Matters. Except as set forth on
                  Schedule 2.1(i):
                  (1) Each of the Companies and their respective predecessors has materially complied and is in material compliance with all Environmental Laws, including without limitation all material permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of its facilities and the operation of the Business. "Environmental Laws" shall mean as enacted and amended from time to time, all applicable federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to hazardous materials, substances or wastes, or petroleum.
                  (2) Neither Seller (with respect to the Business), nor any of the Companies, nor any of their respective predecessors has received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential material liabilities arising under Environmental Laws relating to any of the Companies, any of their respective predecessors, or the Business.
                  (3) None of the following exists at any property or facility owned or operated by the Companies or in connection with the Business: 1) underground storage tanks which are not in material compliance with the Environmental Laws or from which a release of a reportable quantity of a substance has not been remediated as required under the Environmental Laws; 2) friable asbestos-containing materials requiring abatement at the time of closing under the Environmental Laws; 3) transformers owned by any of the Companies containing polychlorinated biphenyls in amounts above those allowed under the Environmental Laws; or 4) landfills, surface impoundments, or disposal areas in material violation of Environmental Laws.

                  (4) Neither Seller (with respect to the Business), nor any of the Companies, nor any of their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental Laws.
                  (5) None of the Companies have assumed, undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental Laws.
            (10)  [Intentionally Omitted].
            (11) Intellectual Property. Schedule 2.1(k) sets forth a complete and accurate list of all: (i) patented or registered Intellectual Property, and pending patent applications or other applications for registration of Intellectual Property, owned or filed by or on behalf of any Company; (ii) all trade names, domain names and material unregistered trademarks, service marks and copyrights owned or used by the Companies; and (iii) all licenses or similar agreements or arrangements concerning Intellectual Property to which any of the Companies is a party, either as licensee or licensor. The Companies own or are licensed or otherwise have the right to use the

Intellectual Property (as hereinafter defined) necessary for the operation of the Business. There is no claim, suit, action or proceeding, pending or, to Seller's knowledge, threatened against the Companies asserting that their use of any such Intellectual Property, or that the operation of business, infringes upon or constitutes a misappropriation of the rights of any third party or otherwise contesting the Companies' rights with respect to any such Intellectual Property, including, but not limited to, contesting the validity or enforceability of any such Intellectual Property. Except as set forth on
Schedule 2.1(k), the Companies have not received notice of, and are not aware of any facts which indicate a likelihood of, any infringement or misappropriations by any third party with respect to the Companies' Intellectual Property. All Intellectual Property owned or used by the Companies as of the date hereof will be owned or available for use by the Companies on identical terms and conditions immediately following the Closing. All letters, patents, registrations and certificates issued by any governmental agency to the Companies relating to the Companies' Intellectual Property are valid and subsisting and have been properly maintained. The term "Intellectual Property" means trade names, domain names, trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, know-how, proprietary processes, software and other industrial and intellectual property rights. The Companies have conducted an inventory and assessment of the hardware, software and embedded microcontrollers in noncomputer equipment (collectively, the "Computer Systems") used in the Business and have used, and will continue to use, their reasonable efforts to enable all such computer systems, by December 31, 1999, to recognize the advent of year 2000 and correctly recognize and manipulate date information relating to dates on or after January 1, 2000.

            (l2) Financial Statements. The Companies will, within 14 days of the date hereof, furnish to Buyer audited combined financial statements for the fiscal year ended February 28, 1999, for the period from July 2, 1997 to February 28, 1998 and for the period from December 29, 1996 to July 1, 1997 (the "Financial Statements"). The Financial Statements will be prepared in accordance with the Companies books and records, will fairly present in all material respects the financial position of the Companies as of such dates and the results of operations and changes in stockholders' equity and in financial position for such periods, will be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis.
            (13) Conduct of Business Since February 28, 1999. Between February 28, 1999 and the Closing, the Companies (i) have conducted the Business only in the usual, regular and ordinary manner consistent with past practice; (ii) have used commercially reasonable efforts to preserve intact the present business organization and operations of the Business and have preserved their respective relationships with persons or entities having business dealings with the Companies; and (iii) have not had any material adverse change in their financial assets, properties, prospects or liabilities.
            (14) Regulatory Approvals. Except for notification under the Hart-Scott- Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), if required, there is no requirement applicable to Seller or the Companies to make any filing with, or to obtain any permit, authorization, consent, order or approval of any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement and the Related Agreements.

            (15) Tax Matters. The Companies and Oldco (or Seller on their behalf) have filed for all dates and periods of time through the Closing, all Tax Returns required by applicable law to be filed on or before the Closing, and have paid or made provision for the payment of all Taxes (including, without limitation, income, sales, use, occupation, property, withholding, excise and employment taxes, and interest and penalties thereon) which have or may become due (whether or not such amounts were shown as due on such Tax Returns). Except as disclosed on Schedule 2.1(o), neither Seller, Oldco nor any of the Companies has received any assessment for unpaid Taxes with respect to the Companies or Oldco or has agreed to any extension of time for the filing of any Tax Returns or for the assessment of any Taxes with respect to the Companies or Oldco. Adequate provisions on the books of the Companies and Oldco have been made for the payment of all current Taxes and no amounts will be due to the Seller as of the Closing pursuant to the intercompany tax sharing agreement. The Companies and Oldco (or Seller on their behalf ) have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party. Except as disclosed on Schedule 2.1(o), no foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to the Companies and Oldco and the Companies and Oldco have not received from any foreign, federal, state or local taxing authority (including, but not limited to, jurisdictions where the Companies have filed Tax Returns) any (a) notice indicating an intent to open an audit or other review,
(b) request for information related to Tax matters or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against any Company. Neither the Companies nor Oldco have ever been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return with any other corporation, other than the Affiliated Group of which Seller is the common parent. None of the Companies nor Oldco have made an election under
Section 341(f) of the Code. Buyer will not be required to deduct and withhold any amount pursuant to Code Section 1445(a) upon the purchase of the Shares. Neither the Companies nor Oldco have made any payments, and are not and will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law). Neither the Companies nor Oldco will be required as a result of a change in method of accounting or as a result of any "closing agreement," as described in
Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date. As used in this Agreement, the following terms shall have the following respective meanings:
                  (1) "Affiliated Group" means an affiliated group as defined in
      Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which any Company is or has been a member.
                  (2) "Tax" means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including (i) any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any fines, costs, penalties or amounts due in respect of the foregoing relating to the misstatement of any kind of tax whatsoever (whether under a fraud or criminal claim or otherwise); (B) liability of any Company for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of any Company for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.
                  (3) "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.
            (16) Warranty or Product Liability Claims. The Companies in the aggregate have experienced less than $700,000 in claims for (i) all products manufactured by them and returned to them because of warranty or other problems during each of the last two fiscal years and (ii) all credits, discounts, concessions, offsets or allowances made with respect to all warranty and other claims or problems with respect to products manufactured by them during each of the last two fiscal years. Adequate provision for all such claims will have been made as of the Closing

Date balance sheet and such provision will not differ significantly from the provision made in the February 28, 1999 balance sheet, except with respect to changes in volume of sales. No product liability claims have been made against the Companies for products manufactured by them in connection with the business during the last two fiscal years or the current fiscal year to date.
            (17) Broker; Finder. Except for Goldman Sachs & Co. and NationsBanc Montgomery Securities LLC whose fees will be the sole responsibility of Seller, neither Seller nor any of the Companies has employed any broker or finder or incurred any responsibility for paying any brokerage fees, commissions or finders' fee in connection with the transactions contemplated herein.
            (18) Subsidiaries. Except as set forth in Schedule 2.1(r), there are no subsidiaries of the Companies or Oldco, and, except for this Agreement, none of the Companies or Oldco are a partner in any partnership or are a party to any agreement to acquire or own, nor have they the right to acquire, any subsidiary or shares, units of partnership or any other ownership interest in any corporation, limited liability company, joint venture, partnership or other legal entity.
            (19) Undisclosed Liabilities. Except as disclosed on Schedule 2.1(s), to Seller's knowledge the Companies have no material liability or obligation that is not reflected or adequately reserved against in the Financial Statements (including the notes thereto), other than liabilities incurred in the ordinary course of business since February 28, 1999 in a manner consistent with past practice. Except for the transactions contemplated hereby, neither Oldco nor the subsidiary listed on Schedule 2.1(r) has any liabilities or assets.

            (20) Compliance with Settlement Agreements. The Companies have been and are in compliance in all material respects with all Orders, Settlement Agreements, and Assurances of Discontinuance to which they are subject, including but not limited to the Assurance of Discontinuance dated December 9, 1992 in COMMONWEALTH OF MASSACHUSETTS V. MATTRESS DISCOUNTERS, INC., the Final Judgment and Consent Decree dated June 30, 1994 in PEOPLE OF THE STATE OF ILLINOIS V. THE BEDDING EXPERTS, INC. AND ROBERT J. D'AMICO, No. 94 CH 4180, the Settlement Agreement dated February 28, 1995 IN RE T.J.B., INC. T/A MATTRESS DISCOUNTERS, INC., the Settlement Agreement dated November, 1993 in SIMMONS CO.
V. THE BEDDING EXPERTS, INC., No. 92 C 5465 and the Class Action Settlement Agreement dated February 9, 1999 in Guittierez et al. v. Mattress Discounters, Inc. No. C-97-03945.
      2.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the following statements are true and correct as of the date hereof (it being agreed that the term "knowledge" means the actual knowledge after reasonable investigation of the elected officers of Buyer):
            (1) Organization; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Virginia and is duly qualified to do business and in good standing in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary, except where the failure to qualify would not have a Buyer Material Adverse Effect (as defined below). "Buyer Material Adverse Effect" means a material adverse affect on the business, assets, results of operations or financial condition of the Buyer.

            (2) Authority Relative to this Agreement. Buyer has the corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and is, and each of the Related Agreements when executed and delivered by Buyer will be, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms. Buyer has taken all corporate action necessary to approve this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby will not:
                  (1) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or bylaws (or other comparable corporate charter documents) of Buyer;
                  (2) conflict with or result in a violation or breach of any term or provision of any Law enacted, adopted, promulgated, applied or followed by any Governmental Authority applicable to Buyer or any of its assets and properties, except where such violation or breach would not have a Buyer Material Adverse Effect or have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby ; or
                  (3) (A) conflict with or result in a violation or breach of,
      (B) constitute (with or without notice or lapse of time or both) a default under, (C) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (D) result in the creation or imposition of any Lien upon the Buyer or any of their respective assets and properties under, any material contract of Buyer or license, permit, certificate of authority, authorization, approval, registration, franchise or similar consent granted or issued by any Governmental Authority to which the Buyer is a party or by which any of its respective assets and properties is bound, except where such conflict, violation, breach, or default, termination, cancellation, acceleration, modification or Lien would not have a Buyer Material Adverse Effect or have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.
            (3) Requirements Relative to this Agreement. Except for notification under the HSR Act, if required, there is no requirement applicable to the Buyer to make any filing with, or to obtain any permit, authorization, consent, order or approval of any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement. There is no requirement contained in any agreement or instrument to which Buyer is a party that any person or entity consent to the transaction contemplated hereby, except where the failure to obtain such consent would not have a Buyer Material Adverse Effect or a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.
            (4) Litigation. The Buyer is not involved in, or the subject of, any pending or, to Buyer's knowledge, threatened suit, action, claim, investigation, or proceeding in or by any Governmental Authority, or any legal, administrative, arbitration, condemnation or eminent domain proceeding, which if determined adversely to Buyer , (i) could reasonably be expected to have a Buyer Material Adverse Effect, or (ii) could reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. There is no outstanding order, writ, injunction or decree of or settlement enforceable by any Governmental Authority against or affecting Buyer which would have a Buyer Material Adverse Effect.
            (5) Investment Representation. Buyer is acquiring the Shares for investment and not with a view to their sale or distribution other than in a sale or distribution which is registered under the applicable securities laws or is exempt from such registration, and will accept certificates for the Shares with a legend thereon indicating this fact, it being understood that the right to dispose of such Shares shall be entirely within the discretion of Buyer.
            (6) Financing. The Buyer has delivered to Seller true and complete copies of the commitment letters (the "Commitment Letters") set forth on
Schedule 2.2(f). The aggregate net proceeds of the capital contributions, credit facilities and debt described in the Commitment Letters will be sufficient for Buyer to consummate the transactions contemplated hereby and to pay all related fees and expenses.
                  3. CONDUCT AND TRANSACTIONS BEFORE CLOSING
      3.1 Access to Records and Properties. From the date hereof through the Closing Date (as hereinafter defined), Seller will cause the Companies to give Buyer, its financing sources and its representatives and agents reasonable access to all books and records of the Companies during normal business hours and upon reasonable notice, and will cause the officers, employees and accountants and other representatives of Seller and the Companies to furnish to Buyer such financial and operating data and other information with respect to the Companies respective assets and Business as Buyer shall from time to time reasonably request, including all information reasonably necessary to satisfy closing conditions for obtaining financing for the transactions contemplated hereby. In addition, the Seller shall use its commercially reasonable best efforts to obtain from Deloitte & Touche (Seller's independent public accountants) its consent to the inclusion of their audit report on the Financial Statements in any public or private filings related to Buyer's financing in connection with the purchase of the Shares.
      3.2 Operation of Business of the Companies. Seller agrees to cause the Companies to, from the date hereof through the Closing Date, except for transactions contemplated by this Agreement and transactions to which Buyer shall otherwise consent in writing, and the Companies shall, (x) operate the Business substantially as presently operated and only in the ordinary course; and (y) use their commercially reasonable efforts to preserve intact the present business organization and operations of the Business and their relationship with persons or entities having business dealings with the Companies.
      3.3 Forebearances by Seller. Except as contemplated by this Agreement (including without limitation, Section 3.2 hereof), Seller will not allow the Companies to, from the date hereof until the Closing, without the written consent of Buyer:
                  (1) sell, dispose of, transfer, mortgage, pledge, encumber, or license any of their respective assets (tangible or intangible), except inventory in the ordinary course of business;
                  (2) except in accordance with the ordinary and usual course of their business and in a manner consistent with past practices, enter into, amend, modify or cancel any Material Contract;
                  (3) declare, set aside or pay any dividend (whether in cash or property) with respect to their capital stock;

            (4) issue or sell any shares of their capital stock or any securities or obligations convertible into or exchangeable for, or giving any person or entity any right to acquire any shares of their capital stock or split, reclassify, combine or reorganize any existing capital stock;
            (5) amend their Articles of Incorporation or Bylaws;
            (6) purchase or acquire any assets or property other than in the ordinary and usual course of their business and in a manner consistent with past practices;
            (7) announce or institute any personnel changes, other than in the ordinary course of business, or employee commitments or contracts, including granting any increase in the compensation of any Employee;
            (8) implement any employee layoffs that could implicate the Workers Adjustment and Retraining Notification Act of 1988, as amended; and
            (9) enter into, cancel or amend or modify (in any manner adverse to the Companies) any leases relating to real property currently leased by the Companies;
            (10) enter into an agreement to do any of the things described in clauses (i) through (ix) above.

      3.4   Senior Sub Note Offering.
            (1) The Companies, with the full assistance of Seller, its outside accountants and Buyer, shall use all commercially reasonable efforts to, as requested by and at the direction and under the control of Buyer and subject to the provisions of Section 3.6, (1) prepare, print and circulate to potential investors a preliminary offering memorandum relating to the Senior Subordinated Notes of Mattress Discounters (the "Senior Sub Notes") containing such disclosure and financial statements as may be required by the Securities Act and other applicable laws and such other disclosures as are customary and appropriate for such a document, and supplementing and updating such memorandum as may be required by the Securities Act, (2) actively participate in marketing the Senior Sub Notes, including making senior management available during the roadshow period, which shall be for a customary period or such shorter period that is needed to successfully place the Senior Sub Notes, (3) in the event of a successful placement (i.e., a placement which Mattress Discounters either (a) is required to consummate pursuant to subsection (b) below, or (b) elects to consummate), execute a purchase agreement with the Initial Purchasers of the Senior Sub Notes (the "Initial Purchasers") in a form customary for high yield debt offerings under Rule 144A, (4) in the event of a successful placement (i.e., a placement which Mattress Discounters either (a) is required to consummate pursuant to subsection (b) below, or (b) elects to consummate), deliver a final offering memorandum to be used by the Initial Purchasers for confirmation of sales of the Senior Sub Notes within 24 hours after the pricing of the Senior Sub Notes, (5) execute a purchase agreement, with Bain Capital, Inc. or an affiliate thereof ("Bain") pursuant to which Bain will purchase Senior Sub Notes (which agreement shall be substantially similar to the purchase agreement entered into (or proposed to be entered into) with the Initial Purchasers pursuant to (3) above) and satisfying all representations, warranties and conditions set forth therein and (6) satisfying such other conditions to be agreed upon between the parties. Seller acknowledges that the provisions of this
Section 3.4 shall equally apply to the sale of any non-cash pay notes of Oldco or other mezzanine securities which are required to be and are issued at Closing pursuant to the Commitment Letters. Before Seller or any of the Companies shall be obligated to take any action under this Section, Bain shall have executed and delivered the

Indemnity Agreement attached hereto as Exhibit F. Seller acknowledges that the provisions of this Section 3.4 shall equally apply to warrants to acquire Surviving Corporation Common Stock attached to the Senior Sub Notes. In the event senior notes of Mattress Discounters are offered in lieu of senior subordinated notes of Mattress Discounters, all references to "Senior Sub Notes" shall be deemed to be references to senior notes of Mattress Discounters.
            (2) Seller and Buyer agree that, if Mattress Discounters is able to place the Senior Sub Notes in a Rule 144A Offering with a yield less than or equal to the amount set forth in that certain letter between Bain and Chase Securities, Inc. dated May 10, 1999 and with terms which are not materially less favorable to Mattress Discounters than the terms contained in the Commitment Letters, then it will place such Senior Sub Notes.
            (3) Notwithstanding anything in this Agreement to the contrary, the actions of Seller or any of the Companies in connection with the transactions contemplated by this Section 3.4 shall not constitute, or be deemed to be, a breach of any other covenant of Seller contained elsewhere in this Agreement or any representation or warranty of Seller contained in this Agreement.
      3.5 Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section. Notwithstanding the foregoing, none of the parties shall be required to initiate any litigation, make any payment or incur any obligation or material economic burden, to obtain any consent, waiver, authorization, order or approval. Buyer agrees and it shall cause its Subsidiaries to take all action reasonably appropriate to effectuate the financings under the Commitment Letters. At Closing, Seller will cause there to be no Liens which materially interfere with the operation of the Business or with the financing described in the Commitment Letters.
      3.6 In connection with the transactions contemplated by Section 3.4, Seller will use its commercially reasonable best efforts to provide Buyer financial statements as reasonably required by Buyer and which are necessary to complete the offering memorandum for the Senior Sub Notes, including audited financial statements and selected financial data. Notwithstanding anything contained herein to the contrary, the parties agree and acknowledge that Seller's obligation to provide financial statements pursuant to this Agreement shall only include the Financial Statements together with periods for Mattress Discounters prior to December 29, 1996, and related selected financial data (it being understood that such selected financial data shall not include data with respect to Bedding Experts before December 29, 1996) (the "Existing Financial Statements"). Buyer agrees and acknowledges that the Existing Financial Statements are the only historical financial information required for it to meet its financing condition contained in Section 4.1(j). The Existing Financial Statements may be used for any non-cash pay notes of Oldco or other mezzanine securities which are required to be and are issued at Closing pursuant to the Commitment Letters. Seller agrees that, in addition to the Existing Financial Statements, at Buyer's request prior to Closing (and after Closing to the extent such information is retained by

Seller), Seller will use its commercially reasonable best efforts to provide to Buyer unaudited financial statements for Bedding Experts for periods prior to December 29, 1996 and unaudited financial information for any period subsequent thereto as reasonably requested by Buyer.
      3.7 Cash on Hand at Closing. Notwithstanding anything contained in the Transaction Agreement to the contrary, the Companies' cash on hand at the Closing less $543,750 (representing the Closing Debt estimated as of the Closing) and less book overdrafts as of the Closing shall be distributed as follows (provided, however, that cash in store accounts and cash in transit and not available for immediate payment as of the Closing shall be paid to Seller within 15 days of the Closing): (i) the first $250,000 thereof shall be paid to Seller in satisfaction of accrued return allowances and rebates for mattress sold to Seller or its affiliates and (ii) the remainder as a dividend.

                           1.  CONDITIONS TO CLOSING
      3.8 Conditions to Obligations of Buyer. The obligations of Buyer to be performed under this Agreement at the Closing are subject to the satisfaction of each of the following conditions on or before the Closing, unless waived in writing by Buyer:
            (1) The representations and warranties of Seller made herein shall be true and correct in all material respects on the date of this Agreement, and on the Closing Date as though made at and as of such time, and Seller shall have performed and complied with in all material respects all covenants and agreements and satisfied all conditions required to be performed or complied with by it under this Agreement on or before the Closing Date.
            (2) Buyer shall have received copies of the resolutions approved and adopted by the Board of Directors of Seller and Oldco authorizing the execution, delivery and performance of this Agreement and the Related Agreements, and the Certificate or Articles of Incorporation of each Company and Oldco and Bylaws of each Company and Oldco, all certified by the Seller's, Oldco's and each Company's, as applicable, Secretary or Assistant Secretary.
            (3) Buyer shall have received a certificate, dated as of the Closing Date, executed by Seller certifying that (i) the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date as though made at and as of such time, and (ii) it has duly performed and complied with, in all material respects, all covenants and agreements and satisfied all conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
            (4) Buyer shall have received an opinion of McGuire, Woods, Battle & Boothe LLP, legal counsel for Seller, dated as of the Closing Date, substantially in the form of the opinion attached hereto as Exhibit G.
            (5) All corporate and other proceedings to be taken by Seller necessary to carry out this Agreement, and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its legal counsel.
            (6) All consents, authorizations, orders and approvals of governmental or regulatory authorities and of individuals or business entities reasonably required for the consummation of the transactions contemplated by this Agreement (other than those required under leases of real property described in Schedule 2.1(b)) shall have been obtained, and all waiting periods specified by law with respect thereto shall have passed.
            (7) No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency which is likely to prohibit or delay or successfully challenge the validity of the transactions contemplated by this Agreement.
            (8) Such directors and officers of the Companies as Buyer shall request shall have tendered written resignation to the applicable Company, to be effective immediately prior to the Closing.
            (9) Seller shall have delivered to Buyer the deliveries described in
Section 5.2.
            (10) Buyer shall have obtained the financing contemplated by the Commitment Letters; provided, however that this provision shall not apply if Buyer does not obtain such financing due to its failure to fulfill any obligations which are reasonably within its control.
            (11) All intercompany accounts payable and receivable between the Seller, on the one hand, and the Companies, on the other, including (other than accrued return allowances and rebates for mattresses sold to Seller or its affiliates paid pursuant to Section 3.7) intercompany Taxes payable, will be deemed settled by the Seller and contributed to the capital of the applicable Company, except that the intercompany trade receivables of the Companies from the Seller for sales of mattresses, box springs and foundations manufactured by the Companies and accrued return allowances and rebates related thereto in excess of $250,000 shall be paid in cash after the Closing Date in accordance with the terms of the Mattress Supply Agreement, which is attached hereto as Exhibit D.
            (12) The Companies shall have entered into employment arrangements with the persons set forth on Schedule 4.1 (l) which are mutually satisfactory to the Seller and Buyer (provided that this condition may be waived by Buyer).

      3.9 Conditions to Obligations of Seller. The obligations of Seller to be performed under this Agreement at the Closing are subject to the satisfaction of each of the following conditions on or before the Closing unless waived in writing by Seller:
            (1) The representations and warranties of Buyer made herein shall be true and correct in all material respects on the date of this Agreement and on the Closing Date, as though made at and as of such time, and Buyer shall have performed and complied with in all material respects all covenants and agreements and conditions required to be performed or complied with by it under this Agreement on or before the Closing Date.
            (2) Seller shall have received copies of resolutions approved and adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Related Agreements.
            (3) Seller shall have received the Merger Consideration.
            (4) The receipt of an officer's certificate from Buyer in form and substance reasonably satisfactory to Seller that after giving effect to the transactions contemplated hereby and in the Commitment Letters, none of Buyer, Oldco or Mattress Discounters will be insolvent or will be rendered insolvent thereby, will be left with unreasonably small capital with which to engage in its business or will have incurred debts beyond its ability to pay such debts as they mature.
            (5) Seller shall have received an opinion of Kirkland & Ellis, legal counsel for Buyer, and of Virginia counsel for Buyer, reasonably satisfactory to Buyer, each dated as of the Closing Date, substantially in the form of the opinion attached hereto as Exhibit H.

            (6) Seller shall have received a certificate, dated as of the Closing Date, executed by Buyer certifying that (i) the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects as of the Closing Date as though made at and as such time, and
(ii) it has duly performed and complied with, in all material respects, all covenants and agreements and satisfied all conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
            (7) All corporate and other proceedings to be taken by Buyer necessary to carry out this Agreement, and all documents incident thereto shall be reasonably satisfactory in form and substance to Seller and its legal counsel.
            (8) All consents, authorizations, orders and approvals of governmental or regulatory authorities and of individuals or business entities reasonably required for the consummation by Seller of the transactions contemplated by this Agreement (other than those which may be waived by Buyer) shall have been obtained, and all waiting periods specified by law with respect thereto shall have passed.
            (9) No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency which is likely to prohibit or delay or successfully challenge the validity of any of the transactions contemplated by this Agreement.
            (10) The Surviving Corporation shall have executed and delivered a stockholders agreement with Seller and other stockholders containing the terms set forth on Exhibit I.

                                  2.  CLOSING
      3.10 The Closing. The consummation of the purchase and sale of the Shares and of all other related transactions hereunder (the "Closing"), shall, unless another time, date and place be agreed to in writing by Buyer and Seller, take place at the offices of Kirkland & Ellis, New York, New York at 10:00 a.m. on the 5th business day following the satisfaction or, if permissible, waiver in accordance with this Agreement, of the closing conditions set forth in Sections
4.1 and 4.2 (the actual date of Closing is referred to herein as the "Closing Date"). Subject to the terms and conditions contained herein, the parties shall use all commercially reasonably efforts to close on or before July 30, 1999. The effective date of the Closing shall be the Closing Date.
            2.1 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer the following:
            (1) certificates representing the common stock of Oldco together with the certificates representing the Shares and the minute books and stock ledgers of Oldco and the Companies;
            (2) certified copies of the resolutions, charter and Bylaws described in Section 4.1(b);
            (3)   the certificate required by Section 4.1(c);
            (4) a certificate from the appropriate governmental agency of the good standing of Seller, Oldco and each of the Companies in the state of its incorporation as of a recent date, together with a certified (by the Seller's Secretary or Assistant Secretary) copy of their charters;
            (5)   the opinion of counsel required by Section 4.1(d);

            (6) copies of the consents required by Section 4.1(f); and
            (7) resignations of all directors and officers of Oldco serving in office immediately prior to the Closing to be effective as of the Closing; and
            (8) such additional documents as Buyer may reasonably request.
      3.11 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:
            (1) the cash portion of the Merger Consideration by wire transfer in accordance with Section 1.2 hereof to an account designated by Seller in writing to Buyer at least three business days prior to the Closing Date;
            (2) the Junior Subordinated Notes and the 10% Junior Subordinated Notes;
            (3) certified copies of the resolutions described in Section
4.2(b);
            (4) the opinion of counsel required by Section 4.2(d);
            (5) the certificate required by Section 4.2(e);
            (6) copy of the resolutions adopted by the Board of Directors of Buyer authorizing the transactions contemplated by this Agreement, certified by appropriate authorized officers Buyer;
            (7) copies of the consents required by Section 4.2(g); and
            (8) such additional documents as Seller may reasonably request.
      3.12 Deliveries by Seller and Buyer. At the Closing, Seller, the Companies and Buyer shall each execute and deliver to the appropriate party copies of the Related Agreements to which they are parties.

                         3. SURVIVAL OF REPRESENTATIONS
                      AND WARRANTIES AND INDEMNIFICATION

      3.13 Survival of Representations and Warranties. All of the representations, warranties and covenants made by Seller and Buyer in this Agreement shall be continuing and shall survive the Closing and the purchase and sale of the Shares hereunder, (i) indefinitely with respect to the representations and warranties contained in Sections 2.1(b)(i) and 2.1(c), (ii) until sixty (60) calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Section 2.1(o), (iii) until the earlier of 18 months after the Closing or 60 days after the delivery of the first audited financial statements of the Companies (or consolidated financial statements of the Buyer including the Companies) for the first full year following the Closing in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing or (iv) with respect to each other covenant or agreement contained in this Agreement, until 60 days after the delivery of the first audited financial statements of the Companies (or consolidated financial statements of the Buyer including the Companies) for the first full year following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely. Notwithstanding the foregoing, any representation or warranty in respect of which indemnification may be sought under Section 6.2 shall survive the date specified for the termination of its effectiveness, if written notice thereof, given in good faith, of the specified breach thereof is given to the indemnifying party before such date, whether or not liability has actually been incurred.
            3.2 Indemnification. If the transactions contemplated by this Agreement are consummated in accordance with Section 5.1 hereof:

            (1) Indemnification of the Surviving Corporation. Without in any way limiting or diminishing the warranties, representations or agreements herein contained, Seller agrees to indemnify, defend and hold harmless the Surviving Corporation, its officers, directors, agents, representatives and affiliates from and against all Losses (as hereinafter defined) arising out of or relating to:
                  (1) the breach of any representation or warranty of Seller contained in this Agreement;
                  (2) the breach of any covenant or agreement of Seller contained in this Agreement (but not the Related Agreements, each one of which will stand on its own);
                  (iii) any liability or obligation of Oldco that arises as a result of events which occur before the Closing other than those relating to the Borrowings;
                  (iv) the failure to obtain those consents listed on Schedule 6.2(a)(iv) up to certain maximum thresholds as stated therein; or
                  (v) the litigation matters set forth on Schedule 6.2(a)(v) up to certain maximum thresholds as stated therein.
            Notwithstanding the foregoing, Seller shall not be required to indemnify the Surviving Corporation for liabilities arising solely from changes in law after the Closing.
            (2) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained, Buyer (and after the Merger, the Surviving Corporation) hereby agrees, with respect to this Agreement, to indemnify, defend and hold harmless Seller, its officers, directors, agents, representatives and affiliates from and against all Losses arising out of or relating to:

                  (1) the breach of any representation or warranty of Buyer contained in this Agreement;
                  (2) the breach of any covenant or agreement of Buyer contained in the Agreement (but not the Related Agreements, each one of which will stand on its own);
                  (3) any liabilities of Seller expressly assumed by the Companies or the Surviving Corporation pursuant to this Agreement; or
                  (4) any liabilities or obligations arising after the Closing related to any guarantees granted by Seller of lease obligations of the Companies, which guarantees are not released.
      Notwithstanding the
foregoing, the Surviving Corporation shall not be required to indemnify Seller for liabilities arising solely from changes in law after the Closing.
            (3) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Agreement (including without limitation governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:
                  (1) The party seeking indemnification (the "Indemnified Party") shall give prompt written notice to the party or parties from which it is seeking indemnification (the "Indemnifying Party") of any assertion of liability by a third party, including, without limitation, the commencement of any action, suit or proceeding (each, a "Legal Action"), which might give rise to a claim for indemnification based on the foregoing provisions of this Article, which notice shall state the nature and basis of the Legal Action and the amount thereof, to the extent known, and shall include a copy of any written claim or assertion or related process or legal proceeding; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced by such delay.
                  (2) If any Legal Action is brought against an Indemnified Party with respect to which an Indemnifying Party may have an obligation to indemnify the Indemnified Party, the Legal Action shall be defended vigorously and diligently to a final conclusion or settled by the Indemnifying Party, with counsel reasonably satisfactory to the Indemnified Party, and such defense to include all proceedings for appeal or review which counsel for the Indemnified Party shall reasonably deem appropriate.
                  (3) Notwithstanding the provisions of the previous subsection of this Agreement, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party, the Indemnified Party shall so notify the Indemnifying Party, and in such case, the Indemnifying Party shall not be entitled to assume the defense of such Legal Action, but shall remain responsible for its obligation as an indemnitor.
                  (4) In any Legal Action initiated by a third party and defended by the Indemnifying Party: (w) the Indemnified Party shall have the right, at its sole cost and expense, to participate in such defense, and in connection therewith, to be represented by advisory counsel and accountants, it being acknowledged and agreed that control of such defense and its settlement and resolution (subject to Sections 6.2(c)(iii) and (v) hereof) shall rest with the Indemnifying Party; (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel; (y) each of the Indemnifying Party and the Indemnified Party shall make available to each other and its attorneys, accountants and other representatives, all books and records relating to such Legal Action; and (z) the Indemnified Party and the Indemnifying Party shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.
                  (5) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of such Legal Action without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business, or relief which the Indemnified Party reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.
            (4) Definition of Loss. For purposes of this Section 6, "Losses" shall mean direct losses, damages, penalties and expenses incurred by an Indemnified Party entitled to indemnification hereunder as a result of a matter giving rise to a claim for indemnification hereunder, including, without limitation, (i) reasonable expenses of investigation and reasonable attorneys' fees and expenses incurred in connection with Legal Action instituted against the

Indemnified Party determined, and (ii) for any costs or expenses of contests or controversies relating to the payment of any Taxes which result from a breach of the representations contained in 2.1(o) and are not otherwise covered by the Tax Agreement, net of the:
                  (1) tax savings, if any, actually realized by the Indemnified Party in respect of such matter;
                  (2) insurance proceeds to which the Indemnified Party is entitled in respect of such matter net of resultant increases in insurance premiums; and
                  (3) indemnity payments received by the Indemnified Party from parties other than the Indemnifying Party hereunder in respect of such matter.
                  Notwithstanding any provision of this Section 6, consequential damages or any damages to the extent attributable to a failure to mitigate damages shall not constitute Losses.
            (5) Limitations. The indemnification provided for in this Section
6.2 shall be subject to the following provisions:
                  (1) Seller shall not be obligated to make indemnification payments pursuant to this Section 6.2 for breach of representations or warranties set forth herein until the aggregate amounts for indemnification hereunder exceed $3.0 million (the "Deductible"), whereupon Seller shall be obligated to pay in full all such amounts for indemnification in excess of the Deductible, subject to clause (iii) below; provided that this subsection shall not apply to a misrepresentation or breach of warranty by Seller contained in Sections 2.1(b) (i), (c) and (q) and shall not apply to the indemnification obligations set forth in Sections 6(a)(ii) through (v);

                  (2) Buyer shall not be obligated to make indemnification payments for breach of representations or warranties pursuant to this
      Section 6 until the aggregate amounts for indemnification hereunder exceed the Deductible, whereupon Buyer shall be obligated to pay in full all such amounts for indemnification in excess of the Deductible, subject to clause
      (iii) below; provided that this subsection shall not apply to the indemnification obligations set forth in Sections 6(b)(ii) through (iv).
                  (3) Neither Buyer nor Seller shall be obligated to make indemnification payments pursuant to this Section 6.2 for Losses arising out of or related to breaches of representations or warranties set forth herein in excess of $100 million in the aggregate.
                  (4) For purposes of determining the aggregate amount of Loss suffered by an Indemnified Party, each representation and warranty contained in this Agreement for which indemnification is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to qualifications as to materiality that may be contained therein.
            (6) Remedies Exclusive. The foregoing indemnification provisions are in lieu of any statutory, other contractual, equitable or common law remedy any party may have for a breach of a representation, warranty, covenant or agreement contained herein, and all such other rights and remedies are hereby irrevocably waived.

                                4.  TERMINATION
      3.14  Termination. This Agreement may be terminated at any time before
            Closing:
            (1) by the mutual written consent of all parties hereto;
            (2) by Buyer or Seller if the Closing fails to occur on or before December 31, 1999, so long as Buyer or Seller, as the case may be, is not in breach of its obligations hereunder; or
            (3) by Seller or Buyer, as the case may be, if there has been a material breach by the other of a representation, warranty or agreement contained herein (and such breach, if capable of being cured, is not cured within ten days following written notice from the nonbreaching party specifying the nature of such breach);
      3.15 Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.1 hereof, it shall become null and void and have no further effect, without liability on the part of any party or such party's directors, officers, employees, agents, representatives or shareholders; provided, however, that (i) such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a breach of a representation, warranty, covenant or agreement made by any other party hereto, and (ii) the provisions of Sections 9.3 and 9.4 and the confidentiality agreement, dated as of March 9, 1999 (the "Confidentiality Agreement"), among Buyer and Seller shall remain in full force and effect in accordance with their respective terms.
                      5.  EMPLOYEES AND EMPLOYEE MATTERS
     3.16 General. (a) From and after the Closing, subject to applicable law and except as contemplated hereby, Buyer will honor, in accordance with their terms, all Employee Plans that are sponsored solely by the Companies (and not by Seller) (the "Company Plans"). The term "Company Plans" shall include the obligation of Mattress Discounters to pay special bonuses to certain Employees, as described in the agreement set forth on Schedule 8.1 (the "Special Bonus Program"). Notwithstanding the foregoing, and subject to the terms of the Company Plans, nothing herein shall preclude Buyer from changing or terminating, on a prospective basis, any Company Plan (including the Special Bonus Program after all payments have been made or otherwise satisfied). On and after the Closing Date, Seller shall retain and have sole responsibility for all liabilities, obligations or commitments arising under or pertaining to all Employee Plans that are not Company Plans (including, without limitation, the Heilig-Meyers Company Executive Income Continuation Plan and the Heilig-Meyers Company Severance Plan).
            (b) Buyer and/or Buyer's subsidiaries (including, after the Closing, the Companies) will provide to Employees who remain employed by the Companies following the Closing, for a period of at least one year following the Closing, benefits that are generally comparable in the aggregate to the benefits provided by the Companies immediately prior to Closing; provided, that none of Buyer, Buyer's Subsidiaries, or any of the Companies shall be obligated to maintain the Heilig-Meyers Company Severance Plan or to provide any comparable benefit. Employees who remain employed by the Companies following the Closing will receive credit for years of service with the Companies or predecessors prior to the Closing for purposes of determining eligibility to participate and vesting under employee benefit plans maintained by Buyer and its subsidiaries ("Buyer Employee Plans"), and shall not be subject to pre-existing conditions or actively-at-work exclusions under Buyer Employee Plans that provide medical or dental welfare benefits. Medical and dental expenses incurred by such employees on or before the

Closing shall be taken into account under deductible, coinsurance and maximum out-of-pocket provisions of Buyer Employee Plans. It is understood and agreed that notwithstanding any of the foregoing, except as otherwise expressly set forth in this Agreement, nothing herein shall require Buyer to maintain any particular plan or arrangement following the Closing or shall be construed to obligate Buyer to issue to employees of any Company, or adopt any plans or arrangements to provide for the issuance of, any shares of its capital stock or any options, warrants, stock appreciation rights or other rights in respect of any shares of its capital stock or any securities convertible into or exchangeable for such shares.
            (c) After the Closing, Seller shall pay to Employees who are participating in Seller's Annual Performance Based Bonus Plan immediately prior to the Closing the bonuses to which such Employees would be entitled to receive as if the Closing occurred at the end of Seller's current fiscal year, based on performance through July 1999 and based on performance through July 1999 and pro rated for the portion of Seller's current fiscal year through July 1999.
      3.17 Seller's Section 401(k) Plan. (a) As soon as practicable following the Closing, Buyer shall establish a defined contribution plan and trust (or amend an existing defined contribution plan) for Employees, which shall be qualified under Sections 401 and 501 of the Internal Revenue Code and which shall provide for salary reduction contributions pursuant to Section 401(k) of the Internal Revenue Code ("Buyer's 401(k) Plan"). Buyer's 401(k) Plan shall provide that each Employee be given credit for the Employee's service with the Companies, their affiliates and their predecessor companies for purposes of determining the Employee's eligibility to participate, eligibility for benefits and vesting under Buyer's 401(k) Plan. The Buyer shall ensure that all "section 411(d)(6) protected benefits" (as defined in Treasury Regulation 1.411(d)-4) provided by Seller's 401(k) Plan (as defined below) are preserved in the Buyer's 401(k) Plan. Employees will not accrue additional benefits after the Closing under defined contribution plans maintained by the Seller. The Companies shall cease to participate in the Seller's 401(k) Plan as of the Closing Date.
            (b) Assets of the Seller Employees' Profit Sharing and Retirement Savings Plan ("Seller's 401(k) Plan") equal to the account balances (whether or not vested) of Employees under Seller's 401(k) Plan will be transferred to Buyer's 401(k) Plan as soon as practicable after the Closing. The transfer will be made in cash. Any outstanding plan loans to Employees shall be transferred with the underlying accounts. The account balances of Employees in Seller's 401(k) Plan will be valued as of the date on which the transfer is made. The account balances of Employees in Seller's 401(k) Plan shall share in the earnings, appreciation and depreciation of Seller's 401(k) Plan for the period between the Closing and the date on which the transfer is made.
            (c) Any benefits that are payable to Employees from Seller's 401(k) Plan after the Closing and before the assets are transferred shall be paid from Seller's 401(k) Plan in the ordinary course. The amount to be transferred to Buyer's 401(k) Plan shall be reduced by the amount of such payments.
            (d) The account balances to be credited for Employees under Buyer's 401(k) Plan shall not be less than the account balances of Employees under Seller's 401(k) Plan as of the date on which the transfer is made. Effective on the date of the transfer of Seller's 401(k) Plan assets, (i) Buyer and Buyer's 401(k) Plan shall assume all liabilities in connection with the account balances of Employees under Seller's 401(k) Plan, and (ii) Seller, its affiliates and Seller's 401(k)

Plan shall have no further liability with respect to the account balances of Employees. Seller and its affiliates shall have no liability with respect to Buyer's 401(k) Plan.
            (e) Buyer shall request that the Internal Revenue Service issue a favorable determination letter with respect to the qualification under Sections 401 and 501 of the Internal Revenue Code of Buyer's 401(k) Plan and its related trust. Buyer shall make such changes to Buyer's 401(k) Plan as may be required by the Internal Revenue Service in order for the Internal Revenue Service to issue a favorable determination letter. Buyer shall provide Seller with a copy of the determination letter received from the Internal Revenue Service with respect to Buyer's 401(k) Plan as soon as the determination letter is received.
      3.18 COBRA. Buyer shall be responsible for providing group health plan coverage pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA ("COBRA") for each person who is entitled to receive COBRA coverage under a Company Plan as a result of a "qualifying event" (as defined under COBRA) that occurs prior to, on or after the Closing Date.
      3.19 Administration. Buyer and Seller shall each make their appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits affecting Employees.
               6.  MISCELLANEOUS COVENANTS AND OTHER PROVISIONS
      3.20 Access to Records. For a period of five years after the Closing Date, Buyer shall have and retain possession of all of the files, documents, papers, agreements, records and correspondence of the Companies (collectively, the "Records"). During such period, Buyer agrees to permit Seller and its representatives to have reasonable access to, and the right to copy, such Records, at the expense of Seller, during normal business hours upon reasonable prior

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written notice. Upon termination of such five year period, Buyer agrees not to destroy such Records unless Buyer gives Seller 30 days notice thereof, during which period Seller may request that Buyer deliver such Records to Seller, at Seller's expense.
      3.21 Hart-Scott-Rodino Filings. Seller and Buyer, if required, will each file, or cause to be filed as soon as possible, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, all requisite documents and notifications in connection with the transactions contemplated by this Agreement. Each party agrees to cooperate in responding to any request from the United States Federal Trade Commission or Department of Justice for additional information with respect to these filings. Buyer shall determine whether HSR Act filings are required within 30 days after the date hereof. If Buyer has not made any HSR Act filing within such 30 day period, then Buyer represents and warrants on such date and as of Closing that Buyer has fully investigated the applicability of the HSR Act and the rules promulgated thereunder, and that no premerger notification or other filing is required by it concerning any of the transactions contemplated by this Agreement. The Deductible set forth in Section 6.2(e) shall not be applicable to Buyer's indemnity obligation under Section 6.2(b) with respect to the foregoing representation
      3.22 Expenses. Whether or not the transactions contemplated hereby are consummated, each party hereto shall pay its own legal and other expenses separately incurred in connection herewith.
      3.23 Public Announcements. The parties will consult with each other before issuing any press releases or making any public statements (including to employees of the Companies) with

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respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement without the consent of the other, unless such action is required by law or by the New York Stock Exchange.
     3.24 Further Assurances. Each of the parties will use reasonable efforts to implement the provisions of this Agreement, and for such purpose, at the request and expense of the other, will, at or after the Closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents as may be necessary to implement any provision of this Agreement.
     3.25 Revenue Contracts. Seller and one or more of the Companies are parties to certain newspaper revenue contracts listed on Schedule 2.1(e) (the "Revenue Contracts") which provide for favorable advertising rates. Buyer agrees that it shall, or after Closing shall cause the Companies, to use all reasonable efforts to allow Seller to continue to enjoy the benefits of such Revenue Contracts, and any extensions, renewals or replacements thereof, in substantially the same manner as is currently conducted; provided, however, that Buyer shall be under no obligation to continue, replace or extend any particular Revenue Contract.
     3.26 Descriptive Headings, Schedules and Exhibits. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. All Schedules and Exhibits attached hereto are hereby incorporated into this Agreement and form a part hereof as fully as if set forth in the body of the Agreement.
     3.27 Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed by one or more parties hereto and each such executed

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counterpart shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
      3.28 Notices. All notices and other communications provided for herein shall be validly given, made or served, if in writing and shall be deemed received by a party (i) on the date delivered if delivered in person, with receipt acknowledged, or by facsimile during normal business hours with confirmation of transmission, (ii) one business day after being sent by a generally recognized overnight courier service (e.g., Federal Express) with all delivery charges or fees prepaid, or billing therefor arranged to the sender, or
(iii) three business days after being mailed by registered or certified mail, return receipt requested, addressed in each such case, as follows:
      If to Buyer:      MD Acquisition Corporation
                        c/o Bain Capital, Inc.
                        Two Copley Place
                        Boston, MA  02116
                        Attention:  Michael Krupka
                        Facsimile:  (617) 572-3274

                        with a copy to:
                        Kirkland & Ellis
                        Citicorp Center
                        153 East 53rd Street
                        New York, New York  10022
                        Attention:  Lance C. Balk
                        Facsimile:  (212) 446-4900

      If to Seller:     Heilig-Meyers Company
                        12560 West Creek Parkway
                        Richmond, Virginia 23238
                        Attention:  William C. DeRusha
                        Facsimile:  (804) 784-7901


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      with a copy to:   McGuire, Woods, Battle & Boothe LLP
                        One James Center
                        Richmond, Virginia  23219
                        Attention:  Robert L. Burrus, Jr.
                        Facsimile:  804-698-2152

or to such other addresses or person as any party hereto may, from time to time, designate in writing delivered in a like manner.
      3.29 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. No party may assign this Agreement by operation of law or otherwise without the written consent of the other parties; provided, however, that Buyer (and after the Merger, the Surviving Corporation) may, upon notice and without releasing Buyer (and after the Merger, the Surviving Corporation) from its obligations hereunder, assign, directly or indirectly, any or all of its rights and obligations hereunder to any affiliate of Buyer (and after the Merger, the Surviving Corporation), including one which acquires all or substantially all of the assets of the Companies from the Surviving Corporation or to any Person which provides financing to Buyer, the Surviving Corporation or the Companies. Unless written notice is given to the Seller that any such collateral assignment has been foreclosed upon, the Seller shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the Related Agreements.
      3.30 Law Applicable. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Virginia.
      3.31 Entire Agreement. This Agreement, its Schedules and Exhibits, the Related Agreements, the additional written agreements called for herein and the Confidentiality Agreement together contain the entire agreement between the parties with respect to the subject

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matter hereof and supersede all prior arrangements or understandings with respect thereto, whether written or oral. The provisions of the Confidentiality Agreement with respect to the Evaluation Material (as defined herein) shall terminate on Closing.


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      IN WITNESS WHEREOF, the parties have hereunto set their hands.

SELLER:

Heilig-Meyers Company, a Virginia corporation


By:  /s/ William C. DeRusha
     ---------------------------------
     William C. DeRusha
     Chairman; Chief Executive Officer

OLDCO:

Heilig-Meyers Associates, Inc., a Virginia corporation


By:  /s/ William C. DeRusha
     ---------------------------------
     William C. DeRusha
     President

BUYER:

MD Acquisition Corporation, a Virginia corporation


By: /s/ Michael A. Krupka
    ----------------------------------
    Michael A. Krupka
    Vice President


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